UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              TASEKO MINES LIMITED
                                (Name of Issuer)

                         Common Shares without par value
                         (Title of Class of Securities)

                                     876511
                                 (CUSIP Number)

                                December 31, 2002
             (Date of Event which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d-1(b)
                                |x| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

CUSIP No. 876511                                                     Page 2 of 8

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
                           Exploration Capital Partners 2000 Limited Partnership S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                                                      88-0451737
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                          Nevada
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
   SHARES                                                                      0
                   -------------------------------------------------------------
BENEFICIALLY       6      SHARED VOTING POWER
  OWNED BY                                                             2,334,000
                   -------------------------------------------------------------
    EACH           7      SOLE DISPOSITIVE POWER
 REPORTING                                                                     0
                   -------------------------------------------------------------
   PERSON          8      SHARED DISPOSITIVE POWER
    WITH                                                               2,334,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       2,334,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                              --
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                            5.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

                                                                              PN
--------------------------------------------------------------------------------

CUSIP No. 876511                                                     Page 3 of 8

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
                                         Resource Capital Investment Corporation
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                                                      88-0384205
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                          Nevada
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
   SHARES                                                                      0
                   -------------------------------------------------------------
BENEFICIALLY       6      SHARED VOTING POWER
  OWNED BY                                                             2,334,000
                   -------------------------------------------------------------
    EACH           7      SOLE DISPOSITIVE POWER
 REPORTING                                                                     0
                   -------------------------------------------------------------
   PERSON          8      SHARED DISPOSITIVE POWER
    WITH                                                               2,334,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       2,334,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                              --
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                            5.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

                                                                              CO
--------------------------------------------------------------------------------

CUSIP No. 876511                                                     Page 4 of 8

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
                                                  Rule Family Trust udt 12/17/98
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                                                  Not Applicable
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      California
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
   SHARES                                                                      0
                   -------------------------------------------------------------
BENEFICIALLY       6      SHARED VOTING POWER
  OWNED BY                                                             2,446,032
                   -------------------------------------------------------------
    EACH           7      SOLE DISPOSITIVE POWER
 REPORTING                                                                     0
                   -------------------------------------------------------------
   PERSON          8      SHARED DISPOSITIVE POWER
    WITH                                                               2,446,032
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       2,446,032
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                              --
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                            5.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

                                                                              OO
--------------------------------------------------------------------------------

CUSIP No. 876511                                                     Page 5 of 8

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
                                                            Arthur Richards Rule
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                                                  Not Applicable
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      California
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
   SHARES                                                                      0
                   -------------------------------------------------------------
BENEFICIALLY       6      SHARED VOTING POWER
  OWNED BY                                                             2,446,032
                   -------------------------------------------------------------
    EACH           7      SOLE DISPOSITIVE POWER
 REPORTING                                                                     0
                   -------------------------------------------------------------
   PERSON          8      SHARED DISPOSITIVE POWER
    WITH                                                               2,446,032
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       2,446,032
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                              --
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                            5.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

                                                                              IN
--------------------------------------------------------------------------------

CUSIP No. 876511                                                     Page 6 of 8

Item 1(a).  Name of Issuer:

            Taseko Mines Limited

Item 1(b).  Address of Issuer's Principal Executive Offices:

            Suite 1020 - 800 West Pender Street
            Vancouver, British Columbia, Canada V6C 2V6

Item 2 (a). - (c).

      Name, Principal Business Address and Citizenship of Persons Filing:

        (1) Exploration Capital Partners 2000 Limited Partnership
            ("Exploration Capital 2000")
            8375 West Flamingo Boulevard, Suite 200
            Las Vegas, Nevada 89117
            Citizenship:  Nevada

        (2) Resource Capital Investment Corporation ("Resource Capital") 8375 West Flamingo Boulevard, Suite 200
            Las Vegas, Nevada 89117
            Citizenship:  Nevada

        (3) Rule Family Trust udt 12/17/98 (the "Trust")
            7770 El Camino Real
            Carlsbad, California 92009
            Citizenship:  California

        (4) Arthur Richards Rule ("Mr. Rule")
            7770 El Camino Real
            Carlsbad, California 92009
            Citizenship:  California

Item 2(d).  Title of Class of Securities: Common Shares without par value

Item 2(e).  CUSIP Number: 876511

Item 3.     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), check whether the person filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E).

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(ii)(G).

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            Not Applicable

CUSIP No. 876511                                                     Page 7 of 8

Item 4.     Ownership.

            The information in items 1 and 5 through 11 on the cover pages (pp. 2-5) on Schedule 13G is hereby incorporated by reference.

            This Statement is filed by (i) Exploration Capital 2000, as the direct beneficial owner of 2,334,000 Common Shares (including 1,167,000 immediately exercisable share purchase warrants) of the Issuer; (ii) by virtue of its position as General Partner of Exploration Capital 2000, by Resource Capital; (iii) by virtue of its indirect ownership and control of (A) Exploration Capital 2000 (as owner of 90% of Resource Capital) and (B) Global Resource Investments Ltd. ("Global Resource"), a direct beneficial owner of Common Shares, as set forth below, by the Trust; and (iv) by virtue of his positions with Resource Capital and ownership interest in the Trust, as described in the following sentence, by Mr. Rule. Mr. Rule is President and a Director of Resource Capital and, with his wife, is co-Trustee of the Trust, which owns 90% of Resource Capital.

            Global Resource, which is not a Reporting Person, is the direct beneficial owner of 112,032 Common Shares (including 56,016 immediately exercisable share purchase warrants), aggregating less than 1% of the Issuer's outstanding Common Shares. The corporate General Partner of Global Resource is Rule Investments, Inc. ("Rule Investments"). The Trust owns 100% of Rule Investments.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certification.

            By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 876511                                                     Page 8 of 8

                                   SIGNATURES

      After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: January 9, 2003            Exploration Capital Partners 2000 Limited
                                 Partnership

                                 By: Resource Capital Investment Corporation,
                                     its general partner


                                 By: /s/ Keith Presnell
                                     ---------------------------------------
                                     Keith Presnell, Chief Financial Officer



Date: January 9, 2003            Resource Capital Investment Corporation


                                 By: /s/ Keith Presnell
                                     ---------------------------------------
                                     Keith Presnell, Chief Financial Officer



Date: January 9, 2003            Rule Family Trust udt 12/17/98


                                 By: /s/ Keith Presnell
                                     ---------------------------------------
                                     Keith Presnell, Attorney-in-Fact for
                                     Arthur Richards Rule, Trustee



Date: January 9, 2003            Arthur Richards Rule, individually


                                 By: /s/ Keith Presnell
                                     ---------------------------------------
                                     Keith Presnell, Attorney-in-Fact